Exhibit 99.2

Structural Expense Review Improving How We Operate Robert Druskin Chief Operating Officer April 11, 2007

Key Priorities in 2007 Generate Growth in U.S. Consumer Re-weight Towards Int’l Consumer, Markets & Banking, GWM Sharp Focus on Expense Management Credit Management Structurally reduce expense growth Improve workforce management Expand shared services Optimize IT assets Drive other reductions Change how we operate Eliminate redundancies Shrink the size of corporate centers Increase speed of decision-making Reduce bureaucracy Sustain and enhance organic investment initiatives Eliminate unproductive expenses and move resources to growth initiatives Maintain revenue producing capacity Objectives of Structural Expense Review

Structural Expense Review Summary of Results * Excludes from the 2006 Expense base of $52.0B the impact from 123(R), Incentive Compensation and Smith Barney commissions. Note: 1Q 2007 repositioning charge of $1.38 billion pre-tax, $871 million after tax. 1Q 2007 repositioning charge of $1.4 billion pre-tax, recorded in Corporate / Other Additional charges of ~$100MM in 2Q’07 and ~$50MM in each subsequent quarter of 2007 Implementation costs of ~$100 million in 2007 Costs Combined projected expense savings: 2007: $2.1 billion 2008: $3.7 billion 2009: $4.6 billion 2006 targeted expense base of $40.6 billion* Net headcount reduction of ~17,000 positions Saves Roadmap created to capture additional savings

Expanding Shared Services Structural Expense Levers Improving Workforce Management Optimizing IT Assets Platform and system consolidation Server rationalization Improved capacity utilization Organization redesign De-layering Improving span of control Reducing duplicative capabilities Shrinking the size of corporate centers Impact: Approximately 17,000 net headcount reduction 9,500 positions moving to lower cost locations Other Actions Facilities consolidation Focused line item reviews Legal, human resources, financial operations, risk management Centralized procurement

Summary of Projected Expense Savings Global Consumer $650 $1,225 $1,225 Markets & Banking 400 500 500 Wealth Management 175 150 150 Corporate Operations & Technology 375 550 550 Other 100 150 150 Sub-Total $1,700 $2,575 $2,575 Previously Announced Information Technology Optimization 400 1,100 2,000 Total $2,100 $3,675 $4,575 ($ millions, pre-tax) 2007 2008 2009 Note: Numbers rounded to the nearest $25 million.

Looking Ahead Implement planned actions Reallocate resources to growth initiatives Pursue additional expense opportunities Change the way we operate

Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Citigroup’s filings with the Securities and Exchange Commission.